Exhibit 16.1

K. R. MARGETSON LTD.	Chartered Professional Accountant
331 East 5th Street	Tel: 604.220.7704
North Vancouver BC V7L 1M1	Fax: 1.855.603.3228
Canada
keith@krmargetson.com

November 8th, 2021

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Re: Globe Net Wireless Corp.

Dear Sirs and Madames:

On November 8th, 2021, our appointment as auditor for Globe Net Wireless Corp., ceased. We have read Globe Net Wireless Corp’s statement included under Item 4.01 of its Form 8-K dated November 9th, 2021, and agree with such statements, insofar as they apply to us.

Very truly yours,

/s/ K. R. Margetson Ltd.

K.R. Margetson Ltd.